Exhibit No. 99.1


                           Gyrodyne Company of America

                 Annual Shareholders Meeting - December 7th 2006

                               President's Speech



Clearly, 2006 brought about a number of significant events.

In March, we received $26.3 million as an Advance Payment on the 245.5 acres condemned by Stony Brook University and reserved our right to pursue additional compensation. The net gain from the Advance Payment amounted to $20.7 million. As we have previously announced, a claim for an additional amount totaling $158 million has been filed in the New York State Court of Claims. Further comments on the status of that claim will be discussed later on this morning.

Additionally, the Company received a final payment of $1.1 million on a mortgage which the Company held in connection with the 2002 sale of this catering facility and the surrounding 12 acres.

Although rental revenues declined by $412K, primarily as a result of the condemnation of income producing property, we were able to reduce expenses by some $339K (a third of which was in salaries and benefits). As a result, income from rental property declined by $73K for the full year.

As has been the case for some time now, costs associated with the condemnation and other corporate matters, continued to escalate... general and administrative expenses amounted to $2.4 million, an increase over the prior year of $609K. Condemnation expenses alone amounted to $ 235K, strategic planning totaled $150K, and REIT conversion expenses totaled $83K. The condemnation expenses will be added to our claim for additional compensation in the Court of Claims.

We fully expect our operating costs to rise as we continue our efforts to unlock the off-balance sheet value of our assets.

2006 results also include the booking of a receivable of interest income in the amount of $921K due and payable on the Advance Payment from the State. As noted in our annual report, a partial payment of $589K was received without explanation of the $332K shortfall. If the balance is not received, it will also be made a part of our claim for additional compensation in the condemnation proceedings.

Based on the foregoing, the Company reported net income of $13.1 million for the fiscal year ending April 30, 2006. Diluted per share earnings amounted to $10.29 per share.

Our current projections for the twelve month period beginning as of January 1, 2007 suggest that we should be able to generate approximately $3.4 million in total revenues (95% of which will be REIT qualified), before payment of

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condemnation expenses and projected increased operating costs attributable to the enhancement of Company assets.

Our focus is to unlock and realize the value of all of our assets; that may necessitate that value realization be accomplished at the expense of short term profitability.

Summing up, we are in a strong cash position and expect to continue to pursue suitable and appropriate REIT investments to increase Company earnings and defer taxes. While doing so, we will continue to work towards liquidity events, securing value enhancing development rights for Flowerfield, and presenting our claim for additional compensation on the condemned property. Additionally, we will also continue to monitor the events surrounding our limited partnership investment in the Florida grove and do everything we can to insure that all shareholders receive the benefits of our plan to unlock the full value of its assets in a tax efficient manner over a reasonable amount of time.

We will be sharing with you today exactly what we believe is at stake here with regard to those asset valuations.

At last December's annual meeting, the Company unveiled a strategic plan outlining our direction for the future. At the core of the strategic plan was the conversion of our corporate structure from a C corp to a Real Estate Investment Trust (REIT) and the pursuit and realization of one or more liquidity events for our shareholders. We specifically addressed timeframes in which those liquidity events might occur. Contrary to recent statements by the Bulldog group of investors as to the timing of those liquidity events... the following is an exact excerpt of what our Chairman said at the annual meeting:

"Our objective is to put the maximum amount of cash or marketable securities in the hands of our shareholders in a tax efficient manner and not to conduct a distressed liquidation or fire sale of the Company or its assets. The Board believes that an immediate liquidation of the Company's assets would not be in the interests of our shareholders".

We still do not believe that putting the Company up for sale or liquidating our real estates assets is appropriate at this time. Our challenge is to bring our property portfolio to a more advanced stage of development and to present a credible case for additional value for the condemned property. In doing so, we remove much of the uncertainty that presently exists for our assets which we believe will pave the way for shareholders to participate in significantly enhanced values.

Let me report on the positive progress we have made in pursuing our corporate strategy since our 2005 annual meeting:

Management has been aligning the Company's asset structure and income stream to satisfy guidelines governing REIT status. We will convert to a REIT effective December 31, 2006, retroactive to May 1, 2006. Additionally, during this period of preparing for conversion, management explored and recommended to the Board of Directors a REIT profile best suited to Gyrodyne. We envision that Gyrodyne will make investments in real estate to generate income from rental revenues and capital gains, and continue to hold some investments in qualified mortgage backed securities for the immediate future. We will consider investments in office and industrial buildings located on Long

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Island or within reasonable proximity; this will permit the Company to leverage our experience and avoid adding overhead. Owning, managing, and leasing a rental property operation has been our core business for many years... there is nothing new here! Converting to a REIT will not change our day to day activities, but will allow us to do so in a more tax efficient setting.

In fact, the structural change in our corporate profile from that of a C Corp to a REIT is designed specifically to create tax efficiencies, avoid taxes at the corporate level, and shelter post REIT increases in asset values. That includes sheltering from tax the additional compensation from our claim for $158 million in the pending condemnation proceedings.

The $26.3 million we received in connection with the Stony Brook University condemnation gave us the resources to implement the REIT strategy. Toward that end, the Company has contracted to purchase ten buildings in a medical park in Port Jefferson which is located about ten minutes from our Flowerfield property. The buildings, which have an occupancy rate of 97%, add 40,250 sq ft of rentable space to our holdings and account for $73K in monthly rental revenues. Under the purchase agreement, we will pay $8,850,000 and will assume a $5.6 million mortgage at a 5.75% rate. The implied NOI capitalization rate for this transaction is approximately is 7 1/2%.

The subject property was independently appraised, the leases audited, and engineering inspections have been completed: environmental inspections were finished last week and we are awaiting those results. We believe that we have received good value with this investment which also has the potential for capital gains. In fact, four of the original buildings in this medical park have been sold to the tenants in the past; one of which is currently on the market with a $1.2 million asking price, considerably above our average cost of $885,000 per building. We believe the property to be acquired is entirely consistent with our announced strategic plan and REIT profile and will be managed by our existing staff. While it clearly fits into the REIT profile, it qualifies as a 1033 exchange under the Internal Revenue Code and allows for the deferral of significant taxes resulting from the initial condemnation proceeds. In this case, we have sheltered approximately $3.5 million from current taxes. If suitable and like-kind investments are not found within our guidelines, our existing security investments will satisfy the REIT requirements but would not allow us to defer taxes on the funds received in the Advance Payment.

With regard to the remaining 68 acres at Flowerfield, although several parties have expressed interest in purchasing the property, all such offers are options that are subject to achieving specific development rights, without risk to the acquirer, and without reasonable compensation to the Company. We believe that pursuing the optimal development rights ourselves will greatly enhance the value of the property and began that process in the latter part of the summer. We expect to file formal applications with local authorities shortly. Since we have already conducted required archaeological, traffic, ecological and tree surveys in connection with earlier applications for Flowerfield, we anticipate expediting the timeframe for processing and reducing the costs associated with the applications.

In a recent development brought about by the condemnation, Landmark National, with whom we had entered into a development contract for a residential golf course community, informed the Company by letter that they felt entitled to

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10% of total condemnation proceeds based on an Incentive Fee provision contained in the contract. We have notified them that we do not agree with their interpretation of this specific provision. Both parties have agreed to participate in discussions that are aimed at resolving our differences. Those discussions began recently and are ongoing.

We expect to continue to have the services of Landmark as we proceed to diligently process our claim for $158 million in additional compensation from the State of New York. We were prepared to go to trial in November but the State of New York asked for a six month extension which unfortunately, the Court granted. Now we expect that the matter will be heard in the Court of Claims of the State of New York as early as the spring of 2007. We remain confident that the Company will present a strong and credible case for additional compensation and have assembled a team of outstanding professionals to represent our interests.

As previously reported to you, the Grove development plan received a preliminary endorsement from the Palm Beach Commission last May and the Grove's General Partner informs us that a final vote is expected by March 2007. The Plan calls for 10,000 residential units, over 3 million square feet of commercial, industrial, and retail space, a hotel and golf course, a college campus, and the addition of two elementary and one middle grade schools. The property is already home to three other local schools. An appraisal dated June 30, 2006, based on the existing zoning classification, limiting development to one residential unit per ten acres, estimates the value of the Grove at $205,750,000 which is a 25% increase over the prior year appraisal. On a strictly pro-rata basis, the Company's portion of that value would compute to $ 22.5 million. It is important to point out that the proposed density is considerably higher than that used in the cited appraisal.

Let me review the stock performance for the year. I would also draw your attention to the chart on page 18 of this year's proxy statement which compares the shareholder returns on $100.00 invested in Gyrodyne stock to the Standard & Poor's 500 Index and to the Dow Jones U.S. Real Estate Index Fund from 4/30/01 to 4/30/06. Over that period of time, the Gyrodyne return on investment was valued at $283.68 compared to $114.23 and $183.97 for the S&P 500 and Dow Jones RE Index, respectively. We outperformed those benchmarks by 148% and 54%, respectively.

Your shares of Gyrodyne stock were valued at $47.40 on April 30, 2006, reflecting a 16% increase over the prior year, 69% over the prior two year period, and 180% over the per share value on April 30, 2002; that represents a 29% compound annual rate of growth.

While we are pleased with the performance of the Gyrodyne stock over the recent years, we continue to believe that there is significant additional value inherent in the Company's assets yet to be realized. To demonstrate this potential value here today, we have made certain simplified assumptions about each of our primary assets. As such, the resulting values are not intended to form a "formal" valuation of the Company's assets. Rather they are meant to demonstrate to all Gyrodyne's shareholders the magnitude of the potential value of the Company, provided it is managed in a prudent and deliberate manner. Given this, a brief and simple summary of the Company's primary assets and their potential value is presented on the following slide.

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     o    Advance Payment proceeds - $26.3mm; ($3.25mm of which has been earmarked for the Port Jefferson Medical Park investment)

     o 68 Acres in Smithtown, NY - $51mm; (68 acres assuming a price of $750,000 per acre)

     o Callery-Judge Grove - $22.5mm; (10.93% of the 2006 3rd party appraisal of $206mm)

     o Condemnation Litigation - $158mm; ($750,000 per acre for the 246 acres)

Again I wish to reiterate that we strongly believe the best way to realize future shareholder liquidity events, in a reasonable amount of time, that maximizes shareholder value for ALL shareholders is to operate Gyrodyne in a thoughtful and orderly fashion in keeping with the principles we stated at last year's annual meeting:

     o    Liquidity strategy, not a distressed liquidation

     o    No fire sales of assets

     o    Tax efficient actions

As such, we continue to believe that an immediate liquidation of the Company's assets at this time would not be in the best interests of all of our shareholders. In addition, as we have stated before, Gyrodyne is open to and will entertain credible outside offers for the Company; provided however they respect the potential value inherent in the Company's assets.

In order to bring more real estate expertise to the Company, Mr. Nader Salour joined our Board of Directors. Mr. Salour is the Principal of Cypress Realty of Florida, an affiliate of Cypress Real Estate Advisors, a private real estate investment and development firm that manages institutional real estate capital for some of the largest private endowments, foundations and financial institutions in the United States.

Mr. Salour, a successful real estate entrepreneur, is President of Abacoa Development Company, responsible for the planning and development of the 2050 acre mixed use Abacoa community located in Jupiter, Florida. Abacoa's development plan is approved for 6,328 residential units, 842,000 square feet of retail space, 2,000,000 square feet of office space, and a 130 room hotel. It is the Spring Training home of Major League Baseball's Florida Marlins and the Saint Louis Cardinals. The project is approximately 75% completed.

Mr. Salour brings a wealth of knowledge and successful experience in the real estate market to our Company and we look forward to his participation in carrying out Gyrodyne's strategic plan.